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TELCO COMMUNICATIONS GROUP, INC.
SCHEDULE OF COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE


WEIGHTED AVERAGE NUMBER OF SHARES

     The weighted average number of shares of common stock and common stock equivalents, after adjusting for the 425-to-1 stock split, was determined as follows:

     For all periods presented prior to the initial public offering, outstanding options for common stock granted within 12 months of the initial filing date of the initial public offering have been included in the calculations of common and common equivalent shares outstanding using the treasury stock method based on the initial public offering price of $14 per share as the market price.

                       Three months ended June 30,     Six months ended June 30,
                       (in thousands, except per       (in thousands, except per
                              share data)                      share data)
                        -------------------------       -----------------------

                              1996         1997           1996          1997
                              ----         ----           ----          ----
Common Stock:
    Shares outstanding
      beginning of period    20,864      33,062         20,864        32,755
    Shares issued during
      period, net (1)             0          41              0           246
    SEC SAB 83 shares (2)
                              5,889           0          5,889             0
                             26,753      33,103         26,753        33,001

Common Stock Equivalents:
    Options (3)                 956       1,447            956         1,391
    Warrants (4)
                                636           0            636             0
                              1,592       1,447          1,592         1,391

Weighted average number
    of shares                28,345      34,550         28,345        34,392

Net income (loss)            $5,186      $8,580         $8,466       $15,440

Net income (loss) per share  $ 0.18      $ 0.25         $ 0.30       $  0.45

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(1)    Weighted average shares issued
(2)    Shares and employee options issued from            7,094
          June 14, 1997 through June 13, 1996
       Less shares reacquired under treasury
          stock method                                    1,205
                                                         -------
       Net SAB 83 shares                                  5,889
                                                         =======

(3) Options granted, less shares acquired under treasury stock method, on a weighted average basis.

(4) Represents warrant held by Signet Media Capital Group to purchase 636,158 shares of common stock at a nominal exercise price.
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